Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated September 19, 2006, on the financial statements of Highwater Ethanol, LLC as of June 30, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (May 2, 2006) to June 30, 2006 in the Form SB-2 Registration Statement of Highwater Ethanol, LLC dated on or about September 20, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota

September 20, 2006